Exhibit 5.1

Law Offices of Keller Rohrback P.L.C.	Suite 1400 3101 N. Central Avenue Phoenix, Arizona 85012-2600 telephone (602) 248-0088 facsimile (602) 248-2822 Attorneys at Law

October 27, 2009

IsoRay, Inc.
350 Hills Street, Suite 106
Richland, WA 99354

Re:	IsoRay, Inc., Registration Statement on Form S-3

  Ladies and Gentlemen:

We have acted as counsel to IsoRay, Inc., a Minnesota corporation (the "Company"), in connection with the authorization of the possible issuance and sale from time to time, on a delayed basis, by the Company of: (i) shares of the common stock, par value $0.001 per share (the "Common Stock"), and (ii) warrants to purchase shares of Common Stock (the "Warrants") separately, or any combination of the foregoing (collectively, the "Units"), in each case as contemplated by the Company's Registration Statement on Form S-3 to which this opinion is an exhibit (the "Registration Statement").  The Common Stock, the Warrants and the Units are, collectively, referred to in this letter as the "Securities" and each as a "Security."  The maximum aggregate offering price of the Securities will be limited to $15,000,000.  The Securities may be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act").

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In addition, we have been furnished with and have examined originals or copies of the Registration Statement, the prospectus contained therein, the Company's charter documents, the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and the issuance of the Securities, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinions hereinafter expressed. In such examination, we assumed that the documents and instruments submitted to us have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments (including post-effective amendments) thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the "Commission"), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities will have been established in accordance with (A) the authorizing resolutions duly adopted by the board of directors (or duly authorized committee thereof) of the Company, (B) the respective constituent governing documents of the Company and (C) applicable law; (iv) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement; (v) the resolutions authorizing the Company to issue, offer and sell the Securities will have been duly adopted by the board of directors or other appropriate governing bodies of the Company and will be in full force and effect at all times at which the Securities are offered, issued and sold by the Company; (vi) any securities issuable upon exercise, conversion, exchange or redemption of any Securities in accordance with the terms thereof will be duly authorized and, as applicable, reserved for issuance upon such exercise, conversion, exchange or redemption; and (vii) all Securities will be issued in compliance with applicable federal and state securities laws.

With respect to any Securities consisting of Warrants, we have further assumed that (i) the warrant agreement, to be approved by us, relating to the Warrants (the "Warrant Agreement") to be entered into between the Company and an entity selected by the Company to act as the warrant agent (the "Warrant Agent") will have been duly authorized, executed and delivered by the parties thereto, and (ii) the Warrants will be duly authorized, executed and delivered by the Company and the Warrant Agent in accordance with the provisions of the Warrant Agreement.

With respect to any Securities consisting of Units, we have further assumed that (i) the unit agreement, to be approved by us, relating to the Units (the "Unit Agreement") to be entered into between the Company and an entity selected by the Company to act as the unit agent (the "Unit Agent") will have been duly authorized, executed and delivered by the parties thereto, and (ii) the Warrants will be duly authorized, executed and delivered by the Company and the Unit Agent in accordance with the provisions of the Unit Agreement.

Our opinions are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights generally, by any covenants of good faith or fair dealing that may be implied, and by general principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and have not independently checked or verified the accuracy of such statements and representations. We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Minnesota, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Minnesota, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.  The opinions contained in this letter are expressed as of the date hereof, and we do not have, nor do we assume, any obligation to advise of any changes in any facts or applicable laws after the date hereof that may effect the opinions we express herein.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Warrant Agreements relating to the Warrants and that the Unit Agreements relating to the Units will be duly authorized, executed and delivered by the Warrant Agent or Unit Agent, as applicable, thereunder, all other governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto, and the signatures on documents examined by us are genuine.

We have also assumed that (i) the stock certificates to be issued to represent the Common Stock will conform to the specimen Common Stock certificate submitted to us; (ii) shares of Common Stock will remain authorized and available for the issuance of the Common Stock; (iii) the issuance or delivery by the Company of any securities other than the Securities, or of any other property, upon conversion, exchange, exercise or otherwise pursuant to the terms of the Securities, will be made pursuant to authority granted in resolutions duly adopted by the Company's Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (iv) none of the Company's charter documents, or the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and the issuance of the Securities, will be rescinded, amended or otherwise modified prior to the issuance of the Securities and no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to such resolutions from time to time; (v) the Company will continue to be validly existing and in good standing under the laws of the State of Minnesota with the requisite corporate power and authority to issue and sell all such Securities at such time and will have received any required approval of any governmental authority or agency in connection therewith; (vi) until such time, if ever, as the Company has $75 million or more in aggregate market value of voting and nonvoting common equity held by non-affiliates of the Company as of a date within 60 days prior to the date of the sale of the Securities, sales of the Securities of the Company under the Registration Statement shall be subject to limitation pursuant to General Instruction I.B.6. to Form S-3; (vii) the Company will be restricted from issuing 20% or more of its outstanding common stock by Section 713 of the Company Guide of the NYSE Amex LLC (formerly known as AMEX) unless it obtains shareholder approval to issue more shares; and (viiii) all dividends payable to shareholders who own shares of the Company's Preferred Stock will be paid in full on or before December 31, 2009. We have obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

          1.     The authorized but unissued shares of the Common Stock, upon receipt by the Company of such lawful consideration therefor as the Company's Board of Directors (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

          2.     The Warrants, upon receipt by the Company of such lawful consideration therefor as the Company's Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

3.     The Units, upon receipt by the Company of such lawful consideration therefor as the Company's Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in any Warrant Agreement or Warrant or Unit Agreement or Unit that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities laws.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. We are not expressing an opinion as to securities of any parties other than the Company.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Certain Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, KELLER ROHRBACK, PLC /s/ Keller Rohrback, PLC